INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Microchip Technology Incorporated:


We consent to incorporation by reference in the registration statements on Form S-8 Nos. 33-59686 dated March 17, 1993, 33-80072 dated June 10, 1994, 33-81690 dated July 18, 1994,  33-83196 dated August 24, 1994,  333-872 dated January 23,
1996,  333-40791 dated November 21, 1997,  333-67215 dated November 13, 1998 and
333-93571 dated December 23, 1999 of Microchip Technology Incorporated of our report dated April 19, 2000, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 2000 and
1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of Microchip Technology Incorporated.

                                                  /s/ KPMG LLP

Phoenix, Arizona
June 6, 2000